Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces First Quarter Results

May 8, 2012, Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported quarterly earnings of $595,000 or $0.38 diluted earnings per share compared to $205,000 or $0.13 diluted earnings per share a year earlier.  The major contributor to the bank’s performance was a $576,000 decrease in the provision for loan losses, a 49% improvement over last year.  In addition, the gain on the sale of mortgage loans increased $242,000 in the first quarter on the sale of $14 million loans.   Interest income totaled $4.2 million while interest expense continues to fall reaching $910,000 for the first quarter of 2012 compared to $1.1 million for the same period in 2011.  Randolph F. Williams, president and CEO stated, “The core performance of the bank is solid.  The 4.12% net interest margin for this quarter continues to be very favorable.”

A positive factor this quarter was the loan loss provision of $600,000 in the first quarter, compared to a provision of $1,176,000 in the same quarter last year.  While we had charge offs of $631,000 this quarter, again primarily because of low appraisal results, we believe the $5.3 million loan loss reserve is adequate for any probable losses in our portfolio.  At quarter end, non-performing assets totaled $12.8 million or 3.44% of total assets, compared to $13.8 million or 3.79%, at the end of 2011.  Williams continued, “We believe it is important as we continue to work with our borrowers that we also prudently set aside reserves.  The $12.8 million of non-performing assets includes $5.8 million loans where the borrower has been able to resume payments but because of regulatory guidelines must remain categorized as non-performing for at least six months to show a pattern of performance.  This quarter we were able to upgrade several loans from this status and expect to see more progress in the coming quarters.  The loan loss reserve now stands at 41.5% of the non-performing assets.  The level of OREO (other real estate owned) is $599,000, an improvement from $1.7 million at year-end.”

The bank continues to maintain a strong capital base with a capital-to-asset ratio at March 31, 2012 of 9.90% and a risk-based capital ratio of 15.01%, both of which are well above the current definition of “well-capitalized” as defined by the bank regulators.  Once the new capital requirements mandated under the Dodd-Frank Act become known, we will be better able to set our longer term capital targets.

The closing market price of LSB stock on May 7, 2012 was $16.96 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Three months ended March 31, 2012	Year ended December 31, 2011

Cash and due from banks	$34,735	$18,552
Interest bearing deposits	2,669	3,156
Interest bearing Time Deposits	745	0
Securities available-for-sale	16,335	13,845
Loans held for sale	2,368	3,120
Net portfolio loans	293,127	302,510
Allowance for loan losses	5,305	5,331
Premises and equipment, net	6,132	6,146
Federal Home Loan Bank stock, at cost	3,185	3,185
Bank owned life insurance	6,474	6,434
Other assets	5,785	7,342
Total assets	371,555	364,290

Deposits	314,627	308,433
Advances from Federal Home Loan Bank	18,000	18,000
Other liabilities	2,148	1,683
Total liabilities	334,775	328,116

Shareholders’ equity	36,780	36,174
Book value per share	$23.64	$23.26
Equity / assets	9.90%	9.93%
Total shares outstanding	1,555,972	1,555,222

Asset quality data:
Total non-accruing loans	$12,195	$12,059
Non-accruing loans 90 or more days past due	6,382	6,764
Loans past due 90 days still on accrual	---	---
Non-accruing loans less than 90 days past due	5,811	5,295
Other real estate / assets owned	599	1,746
Total non-performing assets	12,794	13,805
Non-performing loans / total loans	4.13%	3.95%
Non-performing assets / total assets	3.44%	3.79%
Allowance for loan losses / non-performing loans	43.50%	44.21%
Allowance for loan losses / non-performing assets	41.46%	38.62%
Allowance for loan losses / total loans	1.80%	1.74%
Loans charged off (quarter-to-date and year-to-date, respectively)	$631	$5,440
Recoveries on loans previously charged off	5	67

	Three months ended March 31,
Selected operating data:	2012	2011

Total interest income	$4,194	$4,475
Total interest expense	910	1,111
Net interest income	3,284	3,364
Provision for loan losses	600	1,176
Net interest income after provision for loan losses	2,684	2,188
Non-interest income:
Deposit account service charges	325	292
Gain on sale of mortgage loans	406	164
Net (loss) on sale of real estate owned	(83)	(24)
Other non-interest income	260	260
Total non-interest income	908	692
Non-interest expense:
Salaries and benefits	1,519	1,410
Occupancy and equipment, net	318	329
Computer service	148	142
Advertising	88	58
Other	587	650
Total non-interest expense	2,660	2,589
Income before income taxes	932	291
Income tax expense	337	86
Net income	595	205
Other comprehensive income (loss)	(19)	22
Comprehensive income	$576	$227

Weighted average number of diluted shares	1,555,337	1,556,240
Diluted earnings per share	$0.38	$0.13

Return on average equity	6.51%	2.29%
Return on average assets	0.65%	0.22%
Average earning assets	$318,984	$339,878
Net interest margin	4.12%	3.96%
Efficiency ratio	74.05%	89.90%